EXHIBIT 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director—Investor Relations
(713) 579-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2004 RESULTS, AGREEMENT TO PURCHASE

$119 MILLION OF CALIFORNIA PRODUCING PROPERTIES AND

REVISED 2005 CAPITAL BUDGET

Houston, Texas—March 15, 2005—Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today reported fourth quarter 2004 oil production of 57.2 thousand barrels per day compared to fourth quarter 2003 production of 25.7 thousand barrels per day and fourth quarter 2004 gas production of 118.0 million cubic feet per day compared to 80.1 million cubic feet per day in 2003. On a barrel equivalent basis PXP produced an average of 76.9 thousand barrels per day in the fourth quarter of 2004 compared to 39.0 thousand barrels per day in 2003.

“PXP ended the year with a host of accomplishments,” commented James C. Flores, PXP’s Chairman, President and Chief Executive Officer. “We completed and integrated a major acquisition, brought the Rocky Point Field offshore California on production and commenced an active, multi-year drilling program in the deeper zones of the Inglewood Field in the Los Angeles Basin.”

“We are also confident that 2005 will be another highly successful year as we continue to develop our rich resource base, which is being supplemented with the property acquisition we announced today. These California properties are in our backyard so it did not take our team long to identify over 100 workover and drilling opportunities. Furthermore, the increase in the capital budget will accelerate our growth as we pursue additional opportunities across the Company.”

PXP reported net income of $27.5 million, or 35 cents per diluted share, for the fourth quarter 2004, compared to net income of $12.0 million, or 30 cents per diluted share, for the fourth quarter 2003. As previously disclosed, the fourth quarter 2004 results include an unrealized pre-tax loss on mark-to-market derivative contracts of $8.6 million. In addition, fourth quarter results include pre-tax charges related to stock-based compensation of $8.5 million of which $7.0 million is attributable to outstanding stock appreciation rights (“SARS”) and a $6.8 million pre-tax charge for legal and regulatory matters. Fourth quarter 2003 results include a pre-tax charge related to stock-based compensation of $10.9 million nearly all of which is attributable to SARS.

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Total per unit production costs in the fourth quarter of 2004 averaged $9.33 per barrel compared to $8.31 per barrel in 2003. The increase is attributable to steam gas costs for the San Joaquin Valley production acquired through the Nuevo merger, partially offset by lower per unit electricity costs. Total per unit production costs in the fourth quarter of 2004 were in the low end of the guidance range. General and administrative costs exceeded the guidance range because of higher than expected costs to comply with Section 404 of the Sarbanes-Oxley Act. Oil and gas depreciation, depletion and amortization of $6.99 per barrel exceeded the guidance range due to estimated future development costs of reserves added during 2004. PXP’s provision for taxes was lower than expected because of the availability of net operating losses and enhanced oil recovery credits.

Net cash provided by operating activities was $113.1 million compared to 2003 fourth quarter operating cash flow of $30.3 million. Net cash provided by operating activities in the fourth quarter of 2004 includes the reclassification of $42.2 million of derivative settlements which are reported under Cash Flows from Financing Activities.

After reducing long term debt by $153.0 million during the quarter with proceeds from previously announced property sales, PXP’s debt to total capitalization was 42 percent at year-end 2004 compared to 58 percent at year-end 2003.

For the year PXP reported oil production of 44.9 thousand barrels per day compared to 2003 production of 25.4 thousand barrels per day and 2004 gas production of 105.4 million cubic feet per day compared to 49.8 million cubic feet per day in 2003. On a barrel equivalent basis PXP produced an average of 62.5 thousand barrels per day in 2004 compared to 33.7 thousand barrels per day in 2003.

PXP reported net income of $8.8 million, or 14 cents per diluted share, for 2004, compared to net income of $59.4 million, or $1.78 per diluted share, for 2003. The 2004 results include an unrealized pre-tax loss on mark-to-market derivative contracts of $118.1 million. In addition, year-end results include pre-tax charges related to stock-based compensation of $43.6 million of which $35.5 million is attributable to outstanding SARS and a pre-tax $19.7 million loss related to the debt restructuring completed subsequent to the Nuevo acquisition. In aggregate, these charges reduced after-tax net income by $111.9 million. Net income for 2003 includes a $12.3 million credit, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Assets Retirement Obligations” and a pre-tax charge attributable to SARS of $18.0 million.

Net cash provided by operating activities for the year was $363.2 million compared to 2003 cash flow of $118.3 million. Net cash provided by operating activities for 2004 includes the reclassification of $103.5 million of derivative settlements which are reported under Cash Flows from Financing Activities.

Oil and gas capital expenditures for the fourth quarter 2004 were $69.3 million and for the year capital expenditures were $211.4 million, excluding the cost of acquisitions.

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As previously reported, year-end 2004 estimated proved reserves totaled 419.3 million barrels of oil equivalent, a 49 percent increase over year-end 2003. PXP replaced 975 percent of the 22.9 million barrels of oil equivalent it produced during 2004 at an average all-source cost of $6.97 per barrel of oil equivalent. Reserve additions through discoveries, extensions and revisions replaced 152 percent of production at an average cost of $5.71 per barrel of oil equivalent. Reserve additions from acquisitions totaled 188.2 million barrels of oil equivalent and sales of reserves totaled 61.7 million barrels of oil equivalent.

Producing Property Purchase

PXP has agreed to acquire oil and gas properties for $119 million from a private company. The properties currently produce approximately 2,000 net equivalent barrels per day and are primarily located in the Los Angeles Basin of onshore California with some smaller properties located in adjacent Ventura County. PXP estimates proved reserves are approximately 17.4 million barrels of oil equivalent with additional unproven resource potential related to field extension, new fault block, or deeper zone possibilities. Production growth over each of the next several years is expected from development and exploitation work. The two largest fields are Las Cienegas located near and geologically similar to PXP’s Inglewood and Inglewood satellite fields and Sansinena located near PXP’s existing Montebello Field. The transaction is expected to close early in the second quarter subject to customary closing conditions. The purchase will be financed under the existing credit facility.

Revised 2005 Capital Budget

PXP’s 2005 capital budget, exclusive of acquisitions, has been increased from $325 million to $375 million. The increase results from additional exploration opportunities in the Gulf Coast and Gulf of Mexico, ramping up of drilling activity onshore California and expected increases in service costs. Exploration spending will increase to approximately 15 percent of total capital for prospects mainly located in Louisiana coastal waters, PXP fee mineral land in south Louisiana, and in the Gulf of Mexico including the deep water portion of the Gulf. In California, additional capital will be employed in the Inglewood Field as well as in the San Joaquin Valley. The addition of a third drilling rig in the Inglewood Field which commenced operations earlier this month will enable the drilling of 40-45 Deep Inglewood wells along with another 10-15 shallow water-flood wells this year. Total 2005 California onshore drilling well count, including Inglewood, will now range from 235-245, up from approximately 200 in the original budget. The capital budget includes estimated capitalized G&A and capitalized interest of $25.0 million.

Operational Update

In the Deep Inglewood area of the Los Angeles Basin, PXP has drilled 20 wells as of the end of February 2005 with 17 of those wells completed and on line producing 2,500 gross barrels of oil equivalent per day. Also at that time 3 wells were being completed and an additional 2 were drilling. All Deep Inglewood wells drilled to date have been successfully completed in at least one of the productive reservoirs with no dry holes. Most wells have additional pay zones available for future completions. PXP’s working interest in both the shallow and deep sections of the Inglewood Field is 100 percent with income interests generally about 80 percent. The Deep

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Inglewood wells typically produce lighter gravity oil of approximately 27+ degree API with higher gas-oil ratios than the shallow Inglewood wells.

In the San Joaquin Valley, PXP has drilled 22 new wells to date in 2005 consisting of 14 steam stimulation producer wells in Diatomite reservoirs in the Cymric Field, 3 horizontal primary production wells in the South Belridge Diatomite reservoir, and 5 primary recovery vertical or horizontal wells in the Mount Poso Field. Production from the Cymric wells will not begin in appreciable amounts until the drilling program is completed which is forecast to conclude in May. In Cymric steaming operations are curtailed while drilling is ongoing to avoid stream breakthroughs and drilling problems. Completion and testing of the South Belridge and Mount Poso wells is in progress.

PXP suffered no significant damage from recent California rainstorms and mud slide events; however, electrical power failures caused a higher than normal rate of downtime in the first quarter. Additionally, road and location conditions affecting the moving of rig and frac equipment delayed the start of several drilling wells or new well completions. These circumstances have had a negative impact on production volumes in the first quarter of 2005. PXP had no pollution events or accidents related to the recent storms.

PXP’s first 2 Rocky Point wells drilled from the Point Arguello platforms offshore California are producing at a combined rate of approximately 4,500 gross barrels of oil per day. The second Rocky Point well, Hidalgo C-13, was completed in early January 2005 and a third well is drilling. After the completion of the third well, the remaining wells needed to complete the development plan, up to a maximum of 5, will be drilled from the Point Arguello Hermosa Platform after a rig move. PXP’s working interest in all the Rocky Point wells is approximately 52.6 percent with an income interest of about 43.8 percent.

Since PXP’s third quarter announcement on November 4, 2004, the Company has made 3 new discoveries in south Louisiana. In the Gridiron area of the Breton Sound Extension play in Plaquemines Parish, the Saint prospect was completed with an initial test rate of 9.4 million cubic feet per day of natural gas and 96 barrels of condensate per day at 3,500 psi flowing pressure. After installation of facilities, the well began producing to sales in the last few days. PXP’s working interest is 37.5 percent and income interest is approximately 28 percent. In Terrebonne Parish, PXP contributed fee minerals to the South Bourg Prospect which was a discovery with about 40 feet of indicated natural gas pay. Completion operations are in progress with initial production to sales expected by early April. PXP has a cost free 10 percent income interest in the well. In Jefferson Parish the PXP operated Queen Bess Island Prospect is an indicated discovery with about 60 feet of natural gas pay logged. Planning for completion operations and facility installation is in progress with initial sales expected by June. PXP has a 50 percent working interest and approximate 41 percent income interest.

In PXP’s East Texas area consistent drilling operations have continued throughout the fourth quarter of 2004 into 2005 with 3 to 4 rigs operating. Activity at this level or somewhat higher is expected to continue throughout 2005.

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2005 Outlook

PXP will file an 8-K today that updates the guidance for 2005 that was originally issued via Form 8-K on October 4, 2004.

PXP will host a conference call to discuss the results and other forward-looking items at 10:30 a.m. Central time today. Investors wishing to participate may dial 1-800-370-0740 or international: 1-973-409-9259. The replay will be available through March 29, 2005 and can be accessed by dialing 1-877-519-4471 or international: 1-973-341-3080, Replay ID: 5770076.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

* closing of the announced acquisition,

* commodity prices,

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, uncertainties regarding the closing of the announced acquisition, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation:

onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004(1)	2003(2)
Revenues

Oil sales	$150,554	$50,513	$448,056	$198,148

Gas sales	64,371	42,378	221,360	105,054

Other operating revenues	689	221	2,290	888

	215,614	93,112	671,706	304,090

Costs and Expenses

Production costs

Lease operating expenses	30,474	17,690	122,540	66,858

Steam gas costs	17,901	694	40,521	2,841

Electricity	8,417	6,750	30,137	22,385

Production and ad valorem taxes	7,214	3,376	22,332	10,125

Gathering and transportation expenses	1,983	1,314	7,550	2,610

General and administrative

G&A excluding items below	11,123	5,367	35,394	18,694

Stock appreciation rights	7,015	10,693	35,464	18,010

Other stock-based compensation	1,447	243	8,092	1,190

Merger related costs	2,772	2,160	6,247	5,264

Provision for legal and regulatory settlements	6,845	—	6,845	—

Depletion, depreciation, amortization and accretion	53,743	17,157	147,985	52,484

	148,934	65,444	463,107	200,461

Income from Operations	66,680	27,668	208,599	103,629

Other Income (Expense)

Gain (loss) on mark-to-market derivative contracts (3)	(24,472)	(2,360)	(150,314)	847

Loss on debt extinguishment	—	—	(19,691)	(224)

Interest expense	(10,788)	(6,648)	(37,294)	(23,778)

Interest and other income	54	(2)	723	65

Income Before Income Taxes and Cumulative

Effect of Accounting Change	31,474	18,658	2,023	80,539

Income tax (expense) benefit

Current	232	1,476	(375)	(1,224)

Deferred	(4,179)	(8,094)	7,192	(32,228)

Income Before Cumulative Effect of Accounting Change	27,527	12,040	8,840	47,087

Cumulative effect of accounting change, net of tax	—	—	—	12,324

Net Income	$27,527	$12,040	$8,840	$59,411

Earnings per Share
Basic

Income before cumulative effect of accounting change	$0.36	$0.30	$0.14	$1.41

Cumulative effect of accounting change	—	—	—	0.37

Net income	$0.36	$0.30	$0.14	$1.78

Diluted

Income before cumulative effect of accounting change	$0.35	$0.30	$0.14	$1.41

Cumulative effect of accounting change	—	—	—	0.37

Net income	$0.35	$0.30	$0.14	$1.78

Weighted Average Shares Outstanding

Basic	77,043	40,124	63,542	33,321

Diluted	77,824	40,396	64,014	33,469

(1)	Reflects the acquisition of Nuevo Energy Company effective May 14, 2004.
(2)	Reflects the acquisition of 3TEC Energy effective June 1, 2003.
(3)	Amounts in 2004 consist of unrealized mark-to-market losses of $8.6 million and $118.1 million for the three months and year ended December 31, 2004, respectively, and cash settlements of $15.9 million and $32.2 million for the same periods. Amounts in 2003 consist of unrealized mark-to-market losses of $2.4 million for the three months ended December 31, 2003 and unrealized marked-to-market gains of $0.8 million for the year then ended.

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Plains Exploration & Production Company

Operating Data

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004(1)	2003(2)
Total Period Production

Oil and Liquids (MBbls)	5,267	2,362	16,441	9,267

Gas (MMcf)	10,859	7,367	38,590	18,195

MBOE	7,076	3,590	22,872	12,300
Average Daily Production

Oil and Liquids (Bbls)	57,246	25,674	44,920	25,389

Gas (Mcf)	118,027	80,076	105,436	49,849

BOE	76,917	39,022	62,492	33,699
Unit Economics (in dollars)
Average Oil & Liquids Sales Price ($/Bbl)

Net realized price before hedging	$40.19	$27.10	$36.12	$26.92

Hedging revenue (expense) (3)	(11.60)	(5.71)	(8.87)	(5.54)

Net realized price	$28.59	$21.39	$27.25	$21.38

Average Gas Sales Price ($/Mcf)

Net realized price before hedging	$6.29	$4.62	$5.90	$5.01

Hedging revenue (expense) (4)	(0.36)	1.13	(0.16)	0.76

Net realized price	$5.93	$5.75	$5.74	$5.77

Average realized price per BOE	$30.37	$25.87	$29.27	$24.65

Production expenses per BOE

Lease operating expenses	4.31	4.93	5.36	5.44

Steam gas costs	2.53	0.19	1.77	0.23

Electricity	1.19	1.88	1.32	1.82

Production and ad valorem taxes	1.02	0.94	0.98	0.82

Gathering and transportation expenses	0.28	0.37	0.33	0.21

G&A per BOE

G&A excluding items below	1.57	1.49	1.55	1.52

Stock appreciation rights	0.99	2.98	1.55	1.46

Other stock-based compensation	0.20	0.07	0.35	0.10

Merger related costs	0.39	0.60	0.27	0.43

(1)	Reflects the acquisition of Nuevo Energy Company effective May 14, 2004.
(2)	Reflects the acquisition of 3TEC Energy effective June 1, 2003.
(3)	Does not include $4.46 per barrel and $3.75 per barrel of cash settlement payments for the three months and year ended December 31, 2004, respectively, for hedges assumed in connection with the Nuevo and 3TEC mergers. Realized gains and losses on derivative instruments that are designated as a hedge and qualify for hedge accounting are generally included in oil and gas revenues in the period the hedged volumes are sold. However, in the case of the derivatives acquired in connection with our acquisitions of Nuevo and 3TEC, only cash settlements for changes in the fair value subsequent to the acquisition date for the derivative positions assumed will be reflected in our oil and gas revenues. Cash settlements for the liability existing at the merger date are reflected as the payment of a liability.
(4)	Does not include $.32 per Mcf and $.86 per Mcf of cash settlement payments for the three months ended December 31, 2004 and 2003, respectively or $.30 per Mcf and $.74 per Mcf of cash settlement payments for the years ended December 31, 2004 and 2003, respectively, for hedges assumed in connection with the Nuevo and 3TEC mergers.

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PLAINS EXPLORATION & PRODUCTION COMPANY

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$1,545	$1,377
Accounts receivable—Plains All American Pipeline, L.P.	26,224	25,344
Other accounts receivable	96,064	25,267
Inventories	8,505	5,318
Deferred income taxes	76,823	28,156
Assets held for sale	44,222	—
Other current assets	4,784	3,019

	258,167	88,481

Property and Equipment, at cost
Oil and natural gas properties—full cost method
Subject to amortization	2,402,179	1,074,302
Not subject to amortization	79,405	63,658
Other property and equipment	12,546	4,939

	2,494,130	1,142,899
Less allowance for depreciation, depletion and amortization	(323,041)	(186,004)

	2,171,089	956,895

Goodwill	170,467	147,251

Other Assets	33,522	19,641

	$2,633,245	$1,212,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$90,469	$41,736
Commodity derivative contracts	175,473	60,222
Royalties payable	39,174	19,080
Stock appreciation rights	34,589	16,049
Interest payable	13,070	622
Deposit on assets held for sale	40,711	—
Other current liabilities	32,909	17,377

	426,395	155,086

Long-Term Debt
8.75% Senior Subordinated Notes	276,727	276,906
7.125% Senior Notes	248,741	—
Revolving credit facility	110,000	211,000

	635,468	487,906

Other Long-Term Liabilities
Asset retirement obligation	126,850	33,235
Commodity derivative contracts	244,140	23,697
Other	10,534	8,497

	381,524	65,429

Deferred Income Taxes	319,483	149,591

Stockholders’ Equity
Common stock	772	403
Additional paid-in capital	913,466	322,856
Retained earnings	80,406	71,566
Accumulated other comprehensive income	(123,874)	(40,439)
Treasury stock, at cost	(395)	(130)

	870,375	354,256

	$2,633,245	$1,212,268

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(thousands of dollars)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$27,527	$12,040	$8,840	$59,411

Items not affecting cash flows from operating activities

Depreciation, depletion, amortization and accretion	53,743	17,157	147,985	52,484

Deferred income taxes	4,179	8,094	(7,192)	32,228

Debt extinguishment costs	—	—	(4,453)	—

Cumulative effect of adoption of accounting change	—	—	—	(12,324)

Commodity derivative contracts

Loss (gain) on derivatives	(16,365)	9,410	49,841	(847)

Reclassify financing derivative settlements	42,247	—	103,521	—
Noncash compensation

Stock appreciation rights	2,384	10,065	20,268	15,895

Other noncash compensation	1,447	243	8,092	1,190

Other noncash items	(52)	(229)	(144)	123

Changes in assets and liabilities from operating activities	(2,060)	(26,449)	36,461	(29,882)

Net cash provided by operating activities	113,050	30,331	363,219	118,278

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition, exploration, development and other costs	(69,288)	(27,046)	(211,387)	(122,070)

Acquisition of Nuevo Energy Company	—	—	(14,156)	—

Acquisition of 3TEC Energy Corporation	—	(349)	—	(267,546)

Proceeds from property sales	153,097	14,903	238,989	23,420

Other	(2,293)	(755)	(8,032)	(2,514)

Net cash provided by (used in) investing activities	81,516	(13,247)	5,414	(368,710)

CASH FLOWS FROM FINANCING ACTIVITIES

Change in revolving credit facilities	(153,000)	(15,200)	(101,000)	175,200

Proceeds from debt issuance	—	—	248,695	80,061

Retirement of debt assumed in acquisition of

Nuevo Energy Company	—	—	(405,000)	—

Debt issuance costs	(337)	(206)	(9,325)	(4,349)

Derivative settlements	(42,247)	—	(103,521)	—

Other	773	(305)	1,686	(131)

Net cash provided by (used in) financing activities	(194,811)	(15,711)	(368,465)	250,781

Net increase (decrease) in cash and cash equivalents	(245)	1,373	168	349

Cash and cash equivalents, beginning of period	1,790	4	1,377	1,028

Cash and cash equivalents, end of period	$1,545	$1,377	$1,545	$1,377

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